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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                 Commission File Number 0-4597
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                          NOTIFICATION OF LATE FILING

     (Check One):    [X]Form 10-K    [ ]Form 11-K   [ ]Form 20-F   [ ]Form 10-Q
[ ]Form N-SAR

For Period Ended:    December 31, 1994
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[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F          [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify Item(s) to which the notification relates: Items 1 through 14
                                                           -------------------

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                       PART I.  REGISTRANT INFORMATION

Full name of registrant    Forest Oil Corporation
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Former name if applicable

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Address of principal executive office (STREET AND NUMBER)

1500 Colorado National Building, 950-17th Street
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City, State and Zip Code   Denver, Colorado 80202
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                        PART II.  RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


                                      1.



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[X]   (b)  The  subject  annual  report, semi-annual  report, transition report on  Form 10-K, 20-F, 11-K  or  Form N-SAR,  or  portion  thereof  will be
      filed   on  or  before  the 15th  calendar day following  the  prescribed
      due  date;  or    the   subject  quarterly  report  or transition  report
      on  Form  10-Q,  or portion  thereof   will   be filed on  or before  the
      fifth calendar day following the prescribed due date; and

[ ]   (c)  The   accountant's   statement   or    other  exhibit   required  by
      Rule 12b-25(c) has been attached if applicable.


                            PART III.  NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed
within the prescribed time period.   (Attach extra sheets if needed.)

         The Registrant is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 by March 31, 1995 because the Registrant is currently addressing certain
         accounting   and   financial   reporting  comments  received  from
         the Staff of the Securities and Exchange Commission by letters dated November 30, 1994 and February 1, 1995. Resolution of these accounting and financial reporting matters significantly impacts the preparation of the Registrant's financial statements for the year ended December 31, 1994, and will affect related disclosures in other sections of the Registrant's 1994 Form 10-K. The Registrant anticipates resolving these accounting and financial reporting matters and filing its 1994 Form 10-K as soon as practicable, but in no event later than Monday, April 17, 1995.


                           PART IV.  OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

     Joan C. Sonnen, Controller                                 (303)  592-2455
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     (Name)                                       (Area Code) Telephone number)

      (2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X] Yes    [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [ ] Yes    [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

                             Forest Oil Corporation
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereto duly authorized.

Date  March 31, 1995                By
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                                       Name:   Daniel L. McNamara
                                       Title:  Corporate Counsel and Secretary



                                      2.